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EXHIBIT 99.1


November 30, 2005


Accesspoint Corporation
3030 S. Valley Blvd., Suite 190
Las Vegas, NV 89102



Dear Board of Directors,

         For Personal reasons regarding my own business, I find it necessary to resign as Board of Directors of Accesspoint Corporation effective this date.

         It has been a pleasure helping navigate the corporation through such a difficult phase, perhaps future management can better achieve success.


Very sincerely,


/s/ Andrea Salazar

Andrea Salazar